Exhibit 10.3

FORM OF RESTRICTIVE COVENANT AGREEMENT

This Agreement dated ______________ is by and between Quest Diagnostics Incorporated (“Quest Diagnostics”), a Delaware corporation with its principal place of business at 3 Giralda Farms, Madison, New Jersey and ___________  (“the Employee”).

WHEREAS, the Employee is employed in a senior position with Quest Diagnostics; and

WHEREAS, Quest Diagnostics deems it essential to the protection of its confidential information and competitive standing in its market to have its senior leadership have reasonable restrictive covenants in place; and

WHEREAS, the Employee agrees and acknowledges that Quest Diagnostics has a legitimate interest to protect its confidential information and competitive standing; and

WHEREAS, the Employee agrees and acknowledges that these interests are best protected through a signed agreement.

NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bound thereby, the parties agree as follows.

1.           The Employee has been informed and is aware that the execution of this Agreement is a necessary term and condition of the Employee’s employment, or continued employment.

2.           The Employee recognizes and acknowledges that during his or her employment with Quest Diagnostics, the Employee may be given access to and/or may develop Confidential Information.  The Employee shall not use or disclose (directly or indirectly) any Confidential Information (whether or not developed by the Employee) at any time or in any manner, except as authorized and required in the course of employment with Quest Diagnostics.  The Employee shall not disclose to Quest Diagnostics or use on behalf of Quest Diagnostics any Confidential Information obtained from any former employer or any other third party.  All documents and things embodying Confidential Information, whether prepared by the Employee or otherwise coming into the Employee’s possession, are the exclusive property of Quest Diagnostics, and must not be removed from any of its premises except as required in the course of employment with Quest Diagnostics.  All such documents and things shall be promptly returned by the Employee to Quest Diagnostics upon the request of Quest Diagnostics and on any termination of employment with Quest Diagnostics.  The Employee will not remove any Confidential Information such as documents or things or retain them in whole or part in any manner.  The Employee shall ensure that any export of Confidential Information undertaken by the Employee or with his/her knowledge or approval shall be in compliance with all applicable laws.

3.           The Employee shall promptly disclose to Quest Diagnostics all Confidential Information which the Employee creates, conceives, develops, or improves (either alone or with others) referred to below as a “Creation” while in the employment of Quest Diagnostics, if the Creation either:  (1) relates to any actual or demonstrably contemplated business, or research or development project, of Quest Diagnostics or its subsidiaries, or to any reasonable extension or variation thereof; or (2) results from any work performed by the Employee for Quest Diagnostics; or (3) was created utilizing any of Quest Diagnostics’s equipment, supplies, facilities, time, or Confidential Information.

The Employee shall keep complete, accurate, and authentic records on all Creations in the manner and form requested by Quest Diagnostics.  The Employee shall promptly disclose to Quest Diagnostics, in confidence, all patent, copyright, and trademark applications filed by the Employee within one (1) year after termination of employment with Quest Diagnostics and which relate to any field in which the Employee worked at Quest Diagnostics.  The Employee agrees that any such application for a patent, copyright registration, trademark registration, mask work registration, or similar right filed within one (1) year after termination of employment with Quest Diagnostics shall be presumed to relate to a Creation of the Employee created during employment at Quest Diagnostics, unless the Employee can prove otherwise.

4.           The Employee hereby assigns to Quest Diagnostics all of the Employee’s rights in all of the above-described Creations.  All such Creations that are subject to copyright or mask work protection are explicitly considered by the Employee and Quest Diagnostics to be works made for hire to the extent permitted by law.  To the extent that any such Creations are subject to copyright protection and are not works made for hire, any and all of the Employee’s copyright and mask work interest therein are hereby assigned by the Employee to Quest Diagnostics, and are the exclusive property of Quest Diagnostics.

5.           The Employee agrees to assist Quest Diagnostics in obtaining and/or maintaining patents, copyrights, trademarks, mask work rights, and similar rights to any Creations assigned by the Employee to Quest Diagnostics, if and to the extent that Quest Diagnostics, in its sole discretion, requests such assistance, the Employee shall sign all documents and do all other things deemed necessary by Quest Diagnostics, at Quest Diagnostics’s expense, to obtain and/or maintain such rights, to provide confirmatory evidence of the Employee’s assignment of such Creations to Quest Diagnostics, to defend them from invalidation, and to protect them against infringement by other parties.  The obligations of this paragraph are continuing and survive the termination of the Employee’s employment with Quest Diagnostics.  The Employee irrevocably appoints the Chief Executive Officer of Quest Diagnostics (with powers of delegation) to act as the Employee’s agent and attorney-in-fact to perform all acts as the Employee’s agent and to file, prosecute, and maintain applications and registrations for patents, trademarks, copyrights, mask work rights, and similar rights to any Creations assigned by the Employee to Quest Diagnostics under this Agreement, such appointment being effective both during the Employee’s employment by Company, and thereafter if the Employee (1) refuses to perform those acts, or (2) is unavailable, within the meaning of any applicable laws.  The Employee acknowledges that the grant of the foregoing power of attorney is coupled with an interest, is irrevocable, and shall survive his/her death or disability.

6.           During his/her employment with Quest Diagnostics and for a period of two (2) years following the date of the Employee’s termination of employment for any reason, the Employee will not provide services, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, in any country in which Quest Diagnostics conducts business at any time to any person or entity that provides products or services that compete with the Business of Quest Diagnostics, including but not limited to the companies listed on Annex A and such additional persons or entities that provide products or services that compete with the Business of Quest Diagnostics as Quest Diagnostics may communicate in writing from time to time; and their subsidiaries or their successors or assigns.

7.           During his/her employment with Quest Diagnostics and for a period of two (2) years following the termination of the Employee’s employment for any reason, the Employee will not directly or indirectly solicit the Business of any customer of Quest Diagnostics of whom the Employee acquired knowledge and/or had direct or indirect contact during the one (1) year period prior to the termination of Employee’s employment relationship with Quest Diagnostics for any purpose other than to obtain, maintain and/or service the customer’s Business for Quest Diagnostics.

8.           During his/her employment with Quest Diagnostics and for a period of two (2) years following the termination of the Employee’s employment for any reason, the Employee agrees not to, directly or indirectly, recruit or solicit any employees of Quest Diagnostics to work for the Employee or any other person or entity.

9.           As used in this Agreement, the following terms shall have these respective definitions:

9.1           “Business” shall include the Current Business; and any other product or service which Quest Diagnostics provided during the one-year period prior to Employee’s termination of employment and during the one (1) year period following Employee’s termination of employment, but the restriction on products and services introduced after Employee’s termination of employment shall exclude products and services that were not planned, discussed or contemplated prior to Employee’s termination of employment.

9.2           “Current Business” shall mean and include:  providing clinical testing information products or services for the diagnosis, monitoring and treatment of disease; providing clinical laboratory management services; providing medical informatics services (i.e., the statistical analysis of medical information) and consulting services based on such analysis; providing data analysis, medical information services and database management services for the health care industry; providing clinical testing information services and other services in support of clinical trials, and clinical testing products for use in clinical trials; providing services of storage, retrieval and communication of medical information via interactive computer networks; providing to managed care organizations, hospitals, employers and other institutional healthcare providers, access to a network of clinical diagnostic laboratories; providing services of processing requests for diagnostic tests, performing tests, reporting test results, and paying claims to network laboratories; providing quality and utilization management; providing consolidated chronological reports in graphical and/or numerical form, representing the results of clinical diagnostic tests performed on individual patients and groups of patients over monitored periods of time, together with analysis of the results; and manufacturing and selling clinical diagnostic assay kits, apparatus and reagents.

9.3           “Indirectly solicit” shall include, but are not be limited to, providing Company’s Confidential Information to another individual, or entity, allowing the use of Employee’s name by any company (or any employees of any other company) other than Quest Diagnostics, in the solicitation of the Business of Company’s customers.

9.4           “Confidential Information” shall mean all ideas, inventions, data, databases, know-how, processes, methods, practices, specifications, raw materials and preparations, compositions, designs, devices, fabrication techniques, technical plans, algorithms, computer programs, protocols, client information, medical records, documentation, customer names and lists, supplier names and lists, price lists, supplier names and lists, apparatus, business plans, marketing plans, financial information, chemical and biological reagents, business methods and systems, literary and graphical and audiovisual works and sound recordings, mask works, computer programs, and the like, and potential trade names, trademarks, and logos, in whatever form or medium and which have commercial value, and whether or not designated or marked “Confidential” or the like, which the Employee learns, acquires, conceives, creates, develops, or improves while employed by Quest Diagnostics and which (1) relate to the past, current, or prospective business of Quest Diagnostics or its subsidiaries and (a) which have not previously been publicly disclosed without restrictions on use by Quest Diagnostics, or (b) which Employee knows or has good reason to know are not generally publicly known; or (2) are received by Quest Diagnostics from a third party under an obligation of confidentiality to the third party which the Employee knows or reasonably should have known are confidential to such third party.  “Confidential Information” shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Employee).

10.           If so requested in writing by the Employee, Quest Diagnostics shall advise the Employee promptly in writing in advance (but in no case later than thirty (30) calendar days) as to whether, in the exercise of its reasonable discretion, Quest Diagnostics views any proposed activity contemplated by the Employee as constituting a competing “Business.”

11.           The Employee acknowledges that, in the event of the termination of his/her employment with Quest Diagnostics for any reason, the Employee will be able to earn a livelihood without violating the restrictions contained in this Agreement, and that the Employee is able to earn a livelihood without violating any such restrictions.

12.           Each covenant set forth in this Agreement shall be construed to be separate and distinct from every other covenant set forth herein.  In the event that any court shall declare any of such covenants to be invalid, then the remaining covenants and obligations shall be deemed independent, divisible and enforceable.  It is further agreed that the inclusion of the covenants as specified in this Agreement are reasonable and necessary.  If any provision of this Agreement is held to be unenforceable because of the scope of such provision, the court making such determination shall have the power to modify the terms of such provision(s) and said provision shall then be enforceable.

13.           The Employee agrees that the conduct of any activities prohibited by this Agreement will be a breach of his/her business relationship with Quest Diagnostics and will result in substantial irreparable injury to Quest Diagnostics, and that Quest Diagnostics may not be adequately compensated at law for such breach.  Accordingly, the Employee consents to entry of injunctive or other appropriate relief against the undersigned with respect to any such breach or threatened breach, without bond or security.  In the event that a Court determines that the Employee has breached this Agreement, the parties agree that the Employee shall reimburse Quest Diagnostics for all attorneys fees and costs incurred in enforcing the terms of the Agreement, as well as any other damages permitted by law.  The Employee also agrees that he/she will be enjoined from violating the provisions of paragraphs 2 and 3 for an additional two-year period should a court determine that those provisions were breached by the Employee.

14.           This Agreement shall be governed by and construed under New Jersey law, and shall inure to benefit and may be enforced by Quest Diagnostics, its successors or assigns, and shall be binding upon the undersigned and their successors and assigns.  The Employee irrevocably and unconditionally agrees that all actions or proceedings relating to or arising from this Agreement will, without exception, be litigated and tried only in Superior Court, Morris County, New Jersey..  Employee submits to the exclusive jurisdiction of this court for the purpose of any such action or proceeding (including, without limitation, any action initiated by Employee, including but not limited to any declaratory judgment actions) and this submission cannot be revoked.  Employee acknowledges and agrees that he/she has more than sufficient means to litigate any and all actions, proceedings or disputes arising from this Agreement before the aforementioned Court. Employee agrees that the aforementioned Court will be the most convenient forum in which to resolve any and all actions, proceedings or disputes arising from this Agreement.

15.           In order to waive (i.e., relinquish any rights) or modify any part of this Agreement, both Quest Diagnostics and the Employee must sign a written document expressly indicating their intention to waive or modify the specified provisions of this Agreement.  If Quest Diagnostics chooses not to enforce its rights in the event the Employee breaches some or all of the terms of this Agreement, Quest Diagnostics’s rights with respect to any such breach shall not be considered a waiver of a future breach by the Employee of this Agreement, regardless of whether the breach is of a similar nature or not.

16.           This Agreement accurately sets forth and entirely sets forth the understandings reached between the Employee and Quest Diagnostics.  If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this Agreement, they are specifically superseded by this Agreement and have no effect.  This Agreement is binding on the Employee and Quest Diagnostics, and our respective successors, assigns and representatives.

IN WITNESS WHEREOF, Quest Diagnostics and the Employee have executed this Agreement on the date(s) noted next to their respective signatures.

Quest Diagnostics Incorporated

By:
	Vice President, Human Resources	[Signature of Employee] / Date

Annex A

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